Exhibit 99.1

Midwest Air Group, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154
414-570-4000
www.midwestairlines.com
Traded: AMEX (MEH)

Media Inquiries: Carol Skornicka, 414-570-3980 (o), 414-303-6516 (c) or Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 (o) or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

April 2, 2007

MIDWEST ADVISES SHAREHOLDERS TO DEFER TAKING ANY ACTION
IN RESPONSE TO REVISED AIRTRAN OFFER

Milwaukee, Wisconsin, April 2, 2007 – The Board of Directors of Midwest Air Group, Inc. (AMEX: MEH), parent company of Midwest Airlines, today requested that its shareholders take no action at this time in response to the announcement by AirTran Holdings, Inc. (NYSE: AAI) that it has revised the terms of its unsolicited exchange offer to acquire all outstanding shares of Midwest. Consistent with its fiduciary duties, and in consultation with its independent financial and legal advisors, the company’s board will review and consider AirTran’s offer and make a recommendation to shareholders no later than April 13.

Goldman, Sachs & Co. is acting as financial advisor, Sidley Austin LLP and Godfrey & Kahn S.C. are acting as legal advisors and MacKenzie Partners is acting as proxy advisor to Midwest.

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Catering to business travelers and discerning leisure travelers, the airline earned its reputation as “The best care in the air” by providing passengers with impeccable service and onboard amenities at competitive fares. Both Skyway Airlines, Inc. – a wholly owned subsidiary of Midwest Airlines – and SkyWest Airlines operate as Midwest Connect and offer service to and connections through Midwest Airlines’ hubs. Together, the airlines offer service to 50 cities. More information is available at http://www.midwestairlines.com.

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